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Exhibit 10.9

LICENSE AGREEMENT

        This LICENSE AGREEMENT (this "Agreement") is made effective as of July 10, 2006 (the "Effective Date") by and between Millimed, A/S, a Denmark corporation with a place of business at Langebjerg 4, DK-4000, Roskilde, Denmark ("Millimed") and Xtent, Inc., a Delaware corporation with a place of business at 125 Constitution Drive, Menlo Park, California 94025 ("Xtent"). Millimed and Xtent are each referred to herein by name or, individually, as a "Party" or, collectively, as "Parties".

BACKGROUND

        A.    Millimed owns or controls certain patent and technology rights pertaining to cardiovascular stents.

        B.    Xtent is in the business of manufacturing and developing multiple drug eluting stent systems and other products for treating cardiovascular diseases or conditions.

        C.    Xtent desires to obtain and Millimed desires to grant a license to the Licensed Intellectual Property (as defined below), all on the terms and conditions set forth herein below.

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

        The following capitalized terms shall have the following meanings as used in this Agreement:

        1.1   "Affiliate" means any Person which is directly or indirectly controlling, controlled by or under common control of a Party, only for so long as such control exists. As used in this Section 1.1, "control" means: (i) in the case of any corporate Person, direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for the election of directors, (ii) in the case of any non-corporate Person, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest, or (iii) in the case of any Person, the direct or indirect ownership or control (by contract, operation of Law or otherwise) of the power to direct the management and policies of such Person.

        1.2   "Control" means, with respect to particular Technology or a particular Patent, possession by Millimed or any of its Affiliates of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology to Xtent hereunder, and to grant and authorize under such Technology or Patent the right, license or sublicense, as applicable, within the scope granted to Xtent in this Agreement. "Controlled" and "Controlling" have their correlative meanings.

        1.3   "Law" means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority.

        1.4   "Licensed Intellectual Property" means the Licensed Patents and the Licensed Technology.

        1.5   "Licensed Patents" means the following Patents Controlled by Millimed or its Affiliates: (i) United Kingdom Patent Application No. GB0121980D, WIPO Patent Application No. WO03022178, European Patent Application No. EP1427353, Japanese Patent Application No. JP2005501654T, Chinese Patent Application No. CN1575154 and US Patent Application No. 2004243217, (ii) any and all Patents that claim the priority from any of the foregoing Patents, and (iii) any continuations, divisionals, and continuations-in-part thereof to the extent such claims are directed to subject matter specifically described in any of the foregoing Patents. To Millimed's knowledge, Exhibit 1.5 is a complete list of all Licensed Patents as of the Effective Date, it is understood that if additional Patents are filed or issued that meet the requirements of a Licensed Patent described herein above, the same shall be included in the Licensed Patents and Exhibit 1.5 shall be updated. In no event shall any Patent be removed from the Licensed Patents set forth on Exhibit 1.5 without the prior written consent of Xtent.

        1.6   "Licensed Technology" means all Technology Controlled by Millimed or its Affiliates that, if practiced without a license from Millimed, would infringe any claim of any of the Licensed Patents.

        1.7   "Patent" means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor's certificates, utility model, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any application for any of the foregoing, including any continuation, divisional, substitution, addition, continuations-in-part, provisional and converted provisional applications.

        l.8    "Person" means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

        1.9   "Prosecution and Maintenance" means, with respect to a specific Patent, the preparation, filing for, prosecution, maintenance thereof, payment of any annuity, maintenance or other fee with respect thereto, and the conduct of interferences, re-examinations, reissues, oppositions or requests for patent term extensions with respect thereto. "Prosecute and Maintain" shall have the correlative meaning.

        1.10 "Technology" means any and all methods, procedures, services, and processes.

        1.11 "Third Party" means any Person other than Millimed or Xtent, or their respective Affiliates.

        1.12 "Xtent Field of Use" means any and all purposes and applications of the Licensed Patents, excluding any applications related to nitric oxide eluting stents and stent grafts.

        1.13    Additional Definitions.

        Each of the following definitions shall have the meanings defined in the corresponding Sections of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Claim	7.1
Confidential Information	5.1
Cover	3.2.2
Effective Date	Preamble
EPO	3.2.2
Indemnitee	7.3
Indemnitor	7.3
Millimed	Preamble
Millimed Indemnitees	7.1
Party/Parties	Preamble
USPTO	3.2.2
Xtent	Preamble
Xtent Device	3.2.2
Xtent Indemnitees	7.2

ARTICLE 2
LICENSE GRANTS

        2.1    License to Xtent.

        2.1.1    Grant.    Subject to the terms and conditions of this Agreement, Millimed hereby grants to Xtent a worldwide, royalty-free, non-exclusive license under the Licensed Patents to make, have made, use, sell, have sold, offer for sale, import and export products (including Xtent Devices) covered by any Licensed Patent, and to practice any Licensed Technology, in each case within the Xtent Field of Use. For clarity, Xtent shall have the right to exercise the foregoing non-exclusive license through one or more of its Affiliates, but shall have no other right to sublicense except in compliance with Section 2.1.2 hereof.

        2.1.2    Sublicensing.    The license granted to Xtent under Section 2.1.1 shall not include the right to grant sublicenses within the scope of such license unless Xtent obtains the prior written consent of Millimed, which consent shall not be unreasonably withheld or conditioned if such sublicense is in connection with the grant of rights by Xtent to a Third Party with respect to the development, manufacture, use, sale or other exploitation of any Xtent Device (as defined in Section 3.2.2). Any such sublicenses granted pursuant to this Section 2.1.2 shall be subordinate to the terms and conditions of this Agreement.

        2.1.3    Right of First Negotiation.    Prior to Millimed offering to assign or exclusively license its remaining rights in the Licensed Intellectual Property or any part thereof to a Third Party, Millimed shall so notify Xtent in writing including a summary of material terms and conditions, if any, to be proposed by Millimed. Xtent may notify Millimed of Xtent's interest in negotiating an agreement with respect to the assignment or exclusive licensing of such Licensed Intellectual Property within ten (10) business days of its receipt of the notice from Millimed. In the event such notice is received by Millimed from Xtent within the required ten (10) business day period, Millimed and Xtent shall negotiate in good faith regarding the proposed principal terms of an agreement with respect to such assignment or exclusive license during the thirty (30) day period following Millimed's receipt of Xtent's response. In the event that Millimed and Xtent do not execute a definitive agreement during such thirty (30) day period or Xtent fails to deliver a response notice to Millimed within the required ten (10) business day period, Millimed shall be free thereafter, without any further obligation to Xtent, to offer to, solicit offers from, negotiate with and enter into agreement(s) and transaction(s) with any Third Party(ies) with respect to the assignment or exclusive license of such Licensed Intellectual Property.

ARTICLE 3
CONSIDERATION

        3.1    Equity.    In consideration of the rights and licenses granted by Millimed to Xtent hereunder, Xtent agrees to issue to Millimed Thirty Thousand (30,000) shares of Xtent common stock at no cost to Millimed, within twenty (20) days after the Effective Date, pursuant to Xtent's standard stock purchase agreement containing Xtent's standard one hundred eighty (180)-day initial public offering lock-up, provided that Millimed provides to Xtent a copy of this Agreement executed by its authorized representative on or before midnight (GMT) July 11, 2006. In the event that Millimed provides to Xtent a copy of this Agreement executed by its authorized representative after midnight (GMT) July 11, 2006, Xtent agrees to issue to Millimed Twenty Thousand (20,000) shares of Xtent common stock, within twenty (20) days after the Effective Date, pursuant to Xtent's standard stock purchase agreement.

        3.2    Payments.    In further consideration of the rights and licenses granted by Millimed to Xtent hereunder, Xtent agrees to pay to Millimed each of the following one-time non-refundable and non-creditable payments.

          3.2.1 Three Hundred Fifty Thousand Dollars ($350,000) within twenty (20) business days after the Effective Date; provided, however, that Millimed provides to Xtent a copy of this Agreement executed by its authorized representative on or before midnight (GMT) July 11, 2006. In the event that Millimed provides to Xtent a copy of this Agreement executed by its authorized representative after midnight (GMT) July 11, 2006, Xtent agrees to pay to Millimed Two Hundred Fifty Thousand Dollars ($250,000) within twenty (20) business days after the Effective Date.

          3.2.2 Two Hundred Thousand Dollars ($200,000) upon the first issuance by either the European Patent Office (the "EPO") or the United States Patent and Trademark Office (the "USPTO"), whichever occurs first, of any Licensed Patent that is determined, in the manner set forth in Section 3.2.3, to contain one or more issued claims which would, but for the license granted in Section 2.1.1, be infringed by the manufacture, use, sale, offer for sale or import of an Xtent Device in the applicable jurisdiction (to "Cover"). For purposes of this Agreement, an "Xtent Device" means any medical device in clinical trials or commercially marketed or sold by or on behalf of Xtent or any of its Affiliates (whether directly or indirectly, alone or through or with an Affiliate, licensee, sublicensee, distributor or other Third Party, under a license, sublicense, collaboration agreement or any other type of arrangement) in any country in Europe or the United States at any time as of or following the Effective Date.

          3.2.3 Millimed shall notify Xtent in writing following the issuance of any Licensed Patent by the EPO or USPTO. Within thirty (30) days of receiving such notification, Xtent shall provide to Millimed a written summary of all Xtent Devices then in existence with sufficient detail to allow Millimed to determine whether any of the same are Covered by a claim of an issued Licensed Patent. If Millimed believes an issued Licensed Patent contains one or more claims Covering any Xtent Device, it shall notify Xtent in writing, including the reasons therefor. If Xtent disagrees, it shall notify Millimed in writing including its reasons for such disagreement within fifteen (15) days of receiving Millimed's notice. If within thirty (30) days of Xtent's notice the Parties are unable to resolve the matter, it shall be subject to resolution through binding arbitration pursuant to Section 8.13. If Xtent does not so notify Millimed within such fifteen (15) day period (or, if later, upon resolution of such matter in Millimed's favor), the payment set forth in Section 3.2.2 shall be immediately due and payable.

          3.2.4 During the term of this Agreement following the issuance of any Licensed Patent by the EPO or USPTO, but prior to the payment by Xtent of the amount set forth in and pursuant to Section 3.2.2, Xtent shall be obligated to notify Millimed in the event that any Xtent Device that has not previously been disclosed to Millimed in writing pursuant to Section 3.2.3 is proposed to be used in a clinical trial or marketed or sold. Such notice will be given to Millimed at least thirty (30) days before such use, marketing or sale and shall include a written summary of such new Xtent Device with sufficient detail to allow Millimed to determine whether such new Xtent Device is Covered by a claim of an issued patent from the Licensed Patents. If Millimed believes the new Xtent Device is Covered by one or more claims of an issued patent within the Licensed Patents, it shall notify Xtent in writing, including the reasons therefor. If Xtent disagrees, it shall notify Millimed in writing including its reasons for such disagreement within fifteen (15) days of receiving Millimed's notice. If within thirty (30) days of Xtent's notice the Parties are unable to resolve the matter, it shall be subject to resolution through binding arbitration pursuant to Section 8.13. If Xtent does not so notify Millimed within such fifteen (15) day period (or, if later, upon resolution of such matter in Millimed's favor), the payment set forth in Section 3.2.2 shall be immediately due and payable.

        3.3    Fully Paid-Up License.    Upon the issuance of stock to Millimed under Section 3.1 and payment to Millimed of the payments due under Sections 3.2.1 and 3.2.2 above, the licenses granted to Xtent herein shall become fully paid-up and irrevocable except in compliance with the term and conditions set forth herein.

        3.4    Payments.    All amounts payable hereunder by Xtent to Millimed shall be payable in United States dollars.

ARTICLE 4
PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

        4.1    Prosecution and Maintenance.

          4.1.1    General.    As between the Parties, Millimed shall have the right to control, at its expense, the Prosecution and Maintenance worldwide, of the Licensed Patents using counsel of its choice. In connection therewith, Millimed shall keep Xtent reasonably informed on matters regarding the status of the Prosecution and Maintenance of the Licensed Patents including providing Xtent with a copy of any and all correspondence with any patent office with respect thereto and by providing Xtent with a reasonable opportunity to review and comment on any documents which will be filed in any patent office. Millimed shall use commercially reasonable efforts to diligently Prosecute and Maintain the Licensed Patents; provided, however, that Millimed shall have the right, in its sole discretion, to abandon the Prosecution and Maintenance of any of the Licensed Patents at any time in accordance with Section 4.1.2 below.

          4.1.2    Backup Prosecution and Maintenance Rights.    If Millimed elects, at its sole discretion, to abandon or otherwise allow to lapse any Patent within the Licensed Patents, (i) it shall provide Xtent at least sixty (60) days' prior written notice referencing this Section 4.1.2 and referencing the specific Licensed Patent(s) that it intends to abandon, and Xtent shall have the right to control, at its expense, the Prosecution and Maintenance worldwide of such referenced Licensed Patent; and (ii) Xtent shall have a right of first refusal to acquire Millimed's rights in and to such Patent(s) on commercially reasonable terms acceptable to Millimed.

        4.2    Enforcement.

          4.2.1    General.    If either Party determines that a Third Party is making, using, selling, offering for sale or importing any product that may infringe the Licensed Patents, such Party shall promptly notify the other Party in writing. As between the Parties, Millimed shall have the right (itself or through a designee), at its sole option, to bring and control any action or suit to enforce the Licensed Patents against any such infringement or to defend any declaratory judgment action with respect thereto. Millimed shall keep Xtent reasonably informed regarding the status of any ongoing enforcement action, subject to any protective order entered in the action, and to the extent that such action directly affects the Xtent Field of Use. To the extent necessary to protect Xtent's rights to such Licensed Patents in the Xtent Field of Use, Xtent shall have the right to participate in any such action with counsel of its own choice at its sole expense. All recoveries received by Millimed from an action initiated by Millimed to enforce the Licensed Patents shall be retained by Millimed.

          4.2.2    Backup Enforcement Rights.    In the event Millimed elects not to initiate an action to enforce the Licensed Patents against a commercially significant infringement by a Third Party that adversely affects the Xtent Field of Use, Xtent may initiate such action at its sole expense. At the reasonable request of Xtent, Millimed shall join such action as a party plaintiff at Xtent's expense, represented by counsel chosen by Millimed. All recoveries received by Xtent from an action initiated by Xtent to enforce the Licensed Patents in the Xtent Field of Use in accordance with this Section 4.2.2 shall be retained by Xtent. Without limiting the foregoing, Xtent shall not enter into any settlement regarding any such action that by its terms limits the scope of the validity or enforceability of the Licensed Patents without Millimed's prior written consent.

        4.3    Cooperation.    Millimed hereby agrees to reasonably cooperate with respect to activities undertaken in accordance with this Article 4, at Xtent's request and expense, including by joining as a party plaintiff and executing documents; provided, however, that Millimed shall not be obligated to execute any document that it, in good faith, believes will adversely affect the interests of Millimed in any manner. Accordingly, in connection therewith, upon the request of and, at the expense of a Party, the other Party shall make available at reasonable times and under appropriate conditions relevant personnel, records, papers, information and other materials in its possession and control.

ARTICLE 5
CONFIDENTIALITY

        5.1    Confidentiality.    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or materials furnished or disclosed to it by the other Party pursuant to this Agreement that either (i) if disclosed in tangible form, are marked "Confidential" or with other similar designation to indicate their confidential or proprietary nature or (ii) if disclosed orally or are indicated at the time of initial disclosure to be confidential or proprietary by the disclosing Party and are confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within a reasonable time after such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

          5.1.1 was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

          5.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          5.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

          5.1.4 was independently developed by employees or agents of the receiving Party not having access to Confidential Information of the Disclosing Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          5.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

        5.2    Authorized Disclosure.    Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in Prosecuting and Maintaining the Licensed Patents in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining regulatory approval or fulfilling post-approval regulatory obligations for products covered by Licensed Patents, or as otherwise required by Law, provided, however, that if a Party is required by any of the foregoing to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of patent applications), shall use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

        5.3    Confidential Terms/Publicity.    Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written consent of the other Party, except (i) to advisors (including financial advisors, attorneys and accountants) and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body or as otherwise required by law; or (iii) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (iv) as advised by its legal counsel or required in connection with any government or regulatory filings, including filings with the SEC.

ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

        6.1    General.    Each Party represents, warrants and covenants to other that (i) it has obtained all necessary corporate approvals to enter into and execute this Agreement; (ii) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted herein, and to perform its obligations hereunder; and (iii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein.

        6.2    By Millimed.    Millimed further represents, warrants and covenants to Xtent that (i) it has the full right and authority to grant the licenses granted to Xtent herein; (ii) it has not previously granted, and will not grant, any right, license or interest in or to the Licensed Intellectual Property or any portion thereof that is in conflict with the rights or licenses granted to Xtent under this Agreement; (iii) the Licensed Intellectual Property is free and clear of any lien, charges, encumbrances and security interests which would materially adversely effect Xtent's rights thereunder; (iv) to Millimed's knowledge, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Intellectual Property; (v) it does not know of any facts or circumstances that would render any portion of the Licensed Patents invalid or unenforceable; (vi) it has not knowingly taken or failed to take any action in the Prosecution and Maintenance of any of the Licensed Patents that would adversely affect the validity or enforceability thereof or the issuance of patents thereon; and (vii) to Millimed's knowledge, all Licensed Patents are currently in compliance with formal legal requirements (including payment of filing, examination, maintenance, renewal and other similar fees due prior to the Effective Date) and are not subject to any unpaid fees or taxes or actions falling due within ninety (90) days after the Effective Date.

ARTICLE 7
INDEMNIFICATION

        7.1    Indemnification of Millimed.    Xtent shall indemnify and hold harmless each of Millimed and its Affiliates, and their respective directors, officers, and employees of Millimed and of such Affiliates, and the successors and assigns of any of the foregoing (the "Millimed Indemnitees"), from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and other expenses of settlement) (any of the foregoing, a "Claim") incurred by any Millimed Indemnitee, based upon a claim of a Third Party, to the extent resulting from (i) the breach of any of Xtent's express representations and warranties set forth in this Agreement; (ii) Xtent's exercise of the license granted to it under Section 2.1; or (iii) related to marketing, sale or use of the Xtent Devices. Notwithstanding the foregoing, Xtent shall have no obligation hereunder for Claims for which Millimed is obligated to indemnify Xtent pursuant to Section 7.2.

        7.2    Indemnification of Xtent.    Millimed shall indemnify and hold harmless each of Xtent and its Affiliates, and their respective directors, officers, and employees of Xtent and of such Affiliates, and the successors and assigns of any of the foregoing (the "Xtent Indemnitees"), from and against any and all Claims incurred by any Xtent Indemnitee, based upon a claim of a Third Party, to the extent resulting from the breach of any of Millimed's express representations and warranties set forth in this Agreement. Notwithstanding the foregoing, in no event shall the liability of Millimed hereunder exceed the total of all payments made by Xtent to Millimed pursuant to Section 3.2 and the fair market value of the shares of stock issued to Millimed under Section 3.1, except to the extent such liability arises from Millimed's material breach of its representations and warranties under Section 6.2 above.

        7.3    Procedure.    A party that intends to claim indemnification under this Article 7 (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") in writing of any Claim in respect of which the Indemnitee intends to require such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the parties in this Article 8 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 7. The Indemnitee under this Article 7 and its employees shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification.

ARTICLE 8
MISCELLANEOUS

        8.1    Governing Law.    This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

        8.2    Assignment.    This Agreement may not be assigned by either Party without the prior consent of the other Party hereto, except to a Person that succeeds to all or substantially all of the first Party's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 8.2 shall be void. For clarity, the terms and conditions of this Agreement shall be binding upon any assignee of any or all of the Licensed Intellectual Property and any such assignment shall be subject to this Agreement

        8.3    Limitation of Liability.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

        8.4    Force Majeure.    In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, terrorism, war, invasion, strikes, riots, earthquakes, storms, fires, energy shortage, acts of government or governmental agencies, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

        8.5    Notices.    All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) postage prepaid, or sent by international express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Party:

If to Xtent,
addressed to:	Xtent, Inc. 125 Constitution Drive Menlo Park, California 94025 Attention: Jeff Grainger Telephone: (650) 475-9411 Facsimile: (650) 475-9401
with a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94303 Attention: Ian B. Edvalson, Esq. Telephone: (650) 493-9300 Facsimile: (650) 493-6811
If to Millimed,
addressed to:	Millimed A/S Langebjerg 4, DK-4000 Roskilde, Denmark Attention: Erik Nauerby Telephone: +45 4676 1420 Facsimile: +45 4674 1920
with a copy to:
Ropes & Gray LLP One International Place Boston, MA 02110 Attention: Michael F. Sexton Telephone: (617) 951-7807 Facsimile: (617) 951-7050

        8.6    Waiver.    Neither Party shall be deemed to waive or release any of its rights or interests in this Agreement except if provided in an express writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by a Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

        8.7    Severability.    If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        8.8    Interpretation.    The captions and heading to this Agreement are for convenience only, and are to be of no force or effect in constructing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections and Exhibits to this Agreement and references to this Agreement include all such subparts. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words "include" or "including" shall be construed as incorporating, also, "but not limited to" or "without limitation;" (ii) the word "day" or "year" means a calendar day or year unless otherwise specified; (iii) the word "notice" means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other writing communications contemplated under this Agreement; (iv) the words "hereof," "herein," "hereby" and any derivative or similar words refer to this Agreement (including any and all subparts); (v) the word "or" shall be construed as the inclusive meaning identified with the phrase "and/or;" (vi) provisions that require that a Party, the Parties or any committee hereunder "agree," "consent" or "approve" or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viiii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof.

        8.9    Independent Contractors.    The relationship of Xtent and Millimed established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Xtent and Millimed. No party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party.

        8.10    Bankruptcy.    All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of "intellectual property," as defined thereunder. Notwithstanding any provision contained herein to the contrary, if the Party granting such rights is under proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed Party shall have right, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, to retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law, subject to any payments due to the licensor Party as specified herein. The Parties intend that any other similar Law (whether domestic or foreign) applicable in bankruptcy of a Party apply hereto.

        8.11    Covenant of Further Assurances.    Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement, it shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement, including making any filings with the USPTO or any foreign equivalents reasonable or necessary to register the licenses granted hereunder.

        8.12    No Implied Obligations.    Except as otherwise provided by Law, this Agreement is not intended and shall not create any implied obligation on behalf of either Party.

        8.13    Dispute Resolution.    The Parties hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in accordance with the arbitration rules and procedures of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with said rules. Any such arbitration shall be held in San Francisco, California. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties, and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.

        8.14    Entire Agreement; Modification.    This Agreement with its Exhibit sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. For clarity, nothing herein shall affect the rights and obligations of the Parties under that certain Secrecy Agreement between the Parties last signed 21 March 2006. No modification to this Agreement shall be enforceable except if in a writing referencing this Agreement and signed by an authorized representative of the Party against whom it will be enforced.

        8.15    Language.    This Agreement and all notices and other documents issued pursuant hereto shall be in the English language. Any translation of this Agreement into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version of this Agreement and such translation, the English version shall control.

        8.16    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their duly authorized representatives as of the Effective Date.

MILLIMED A/S		XTENT, INC.
By:	/s/ ROBERT D. MITCHELL	By:	/s/ HENRY A. PLAIN JR
Name:	Robert D. Mitchell	Name:	Henry A. Plain Jr.
Title:	Pres / CEO	Title:	Chairman

July 10, 2006

EXHIBIT 1.5

Licensed Patents

No.	Title	Publication Date	Publication No.	Status Code:	Status:
1	Expandable Stent	2003-03-20	WO03022178	A1	Active
2	Expandable Stent	2004-12-02	US2004243217	A1	Active
3	Expandable Stent	2005-01-20	JP2005501654T	T	National phase entry 2004-03-11
4	Expandable Stent	2001-10-31	GB0121980D	D0	Terminated — transfer to WIPO
5	Expandable Stent	2004-06-16	EP1427353	A1	Active
6	Expandable Stent	2005-02-02	CN1575154	A	Active

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LICENSE AGREEMENT
BACKGROUND
ARTICLE 1 DEFINITIONS
ARTICLE 2 LICENSE GRANTS
ARTICLE 3 CONSIDERATION
ARTICLE 4 PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS
ARTICLE 5 CONFIDENTIALITY
ARTICLE 6 REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 MISCELLANEOUS
EXHIBIT 1.5 Licensed Patents